Exhibit H-2

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-           )

Filings Under the Public Utility Holding Company Act of 1935, as amended ("Act")


SCANA Corporation (70-    )

     SCANA Corporation ("SCANA"), 1426 Main Street, Columbia, South Carolina 29201, a registered holding company under the Act, and SCANA Services, Inc.,1 have filed with the Securities and Exchange Commission (the "Commission") an application-declaration (the "Application-Declaration") under Sections 6(a), 7, and 12(e) of the Act and Rules 62 and 65 thereunder.

     SCANA seeks approval of the Commission to implement its Long-Term Equity Compensation Plan (the "Plan") and to issue up to five million shares of its no par value common stock (the "Common Stock"), in connection therewith over the period beginning with the effective date of an order issued pursuant to this matter and continuing for a period of three years from the date of such order.

     The purpose of the Plan is to optimize the profitability and growth of SCANA through long-term incentives which are consistent with SCANA's goals and which link the personal interests of participants to those of SCANA's stockholders; to provide participants with an incentive for excellence in individual performance and to promote teamwork among participants. In addition, the Plan is intended to provide flexibility to SCANA in its ability to motivate, attract, and retain the services of participants who make significant contributions to SCANA's success and to allow participants to share in the success of SCANA.

     The Plan will be administered by a committee of SCANA's Board of Directors that is comprised entirely of directors who satisfy the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and who are "Non-Employee Directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Committee"), except that the full Board of Directors will administer the Plan with respect to

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     1 f/k/a SCANA Service Company.


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Stock Options, Stock Appreciation Rights,  Restricted Stock,  Performance Shares
and Performance Units (collectively, the "Awards") granted to directors. The Committee will have the authority to delegate administrative duties to officers or directors of SCANA.

     The maximum five million shares reserved for issuance to participants under the Plan is subject to appropriate adjustment by the Committee to prevent dilution or enlargement of participants' rights under the Plan.

     The following Awards may be granted under the Plan. No grant will be exercisable or payable before approval of SCANA stockholders and the Commission hereunder have been obtained and all grants made prior to said approvals will be contingent upon such approvals.

     (i) Stock Options. Stock Options under the Plan are rights to purchase shares of Common Stock at a specified price during a prescribed period. The exercise price for Common Stock will be at least the fair market value at the date of the grant. The maximum aggregate number of shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single participant shall be 300,000 shares.

     (ii) Stock Appreciation Rights ("SARs"). SARs under the Plan are divided into "freestanding" SARs and "tandem" SARs. Freestanding SARs will have a grant price equal to the fair market value of Common Stock on the date of grant of such SAR. Tandem SARs will have a grant price equal to the option price of the related option and may be exercised for all or part of the Common Stock subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Common Stock of equivalent value, or in some combination thereof. The maximum aggregate number of shares that may be granted in the form of SARs, pursuant to any Award granted in any one fiscal year to any one single participant shall be 300,000 shares.

     (iii) Restricted Stock. Restricted Stock under the Plan is Common Stock that is issued to a participant subject to a condition that the participant continue as an employee or a member of SCANA's Board of Directors, as applicable, for a specified period of time and/or satisfy other applicable conditions or performance requirements. The maximum aggregate number of shares that may be granted in the form of Restricted Stock, pursuant to any Award granted in any one fiscal year to any one single participant shall be 150,000 shares. The aggregate


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maximum  number of shares  that may be granted in the form of  Restricted  Stock under the Plan is one million.

     (iv) Performance Shares. Performance Shares are rights to receive shares of Common Stock or an equivalent amount of cash, contingent upon the achievement of specified performance goals determined by the Committee. The maximum aggregate number of shares that may be granted in the form of Performance Shares, pursuant to any Award granted in any one fiscal year to any one single participant shall be 200,000 shares.

     (v) Performance Units. Performance Units are rights to receive cash or other property of equivalent value including shares of Common Stock, contingent upon the achievement of specified performance goals determined by the Committee. The maximum aggregate payment with respect to Performance Units pursuant to any Award granted in any one fiscal year to any one single participant shall be equal to the value of $1,000,000.

     The term of any Stock Option or SAR granted in tandem therewith may not exceed ten years from the grant date. In the event of a change in control of SCANA, any outstanding Stock Options and SARs become immediately exercisable and remain exercisable throughout their entire term and any restriction periods and restrictions imposed on Restricted Stock which are not performance-based shall lapse. The treatment of any Awards which are performance-based will be addressed in the participants' related Award agreement. The Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose which the Committee deems appropriate; provided, however, no amendment shall without shareholder approval (i) increase the total number of shares that may be issued under the Plan or the maximum awards thereunder or
(ii) modify the requirements as to eligibility for benefits under the Plan.

     The Plan is designed to comply with limits imposed by the Code on the ability of a public company to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a federal income tax deduction for annual compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers of a public company. Certain types of compensation, including some performance-based compensation, are generally excluded from this deduction limit. While SCANA believes compensation payable pursuant to the Plan will be deductible for federal income


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tax purposes under most circumstances,  compensation not qualified under Section
162(m) of the Code may be payable under certain circumstances.

     SCANA intends to submit the Plan to the holders of its outstanding Common Stock for consideration and action at the Annual Meeting to be held April 27, 2000. SCANA and/or SCANA Services, Inc. will mail the proxy materials to SCANA common shareholders on or about March 17, 2000. SCANA requests that the effectiveness of its Application-Declaration with respect to the solicitation of proxies for voting by its shareholders to approve the proposed Plan be permitted to become effective forthwith as provided in Rule 62(d).

     It  appearing  to  the  Commission  that  SCANA's   Application-Declaration
regarding the proposed solicitation of proxies should be permitted to become effective forthwith, pursuant to Rule 62:

     IT IS ORDERED, that the application-declaration regarding the proposed solicitation of proxies, be, and it hereby is, permitted to become effective forthwith, under Rule 62, and subject to the terms and conditions as prescribed in Rule 24 under the Act.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.


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